Exhibit 10.48B

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This Second Amendment to Employment Agreement is made and entered into on the 6th day of March, 2007, among CSG SYSTEMS INTERNATIONAL, INC. (“CSGS”), a Delaware corporation, CSG SYSTEMS, INC. (“Systems”), a Delaware corporation, and PETER E. KALAN (the “Executive”). CSGS and Systems collectively are referred to in this First Amendment and the Employment Agreement as the “Companies”.

* * *

WHEREAS, the Companies and the Executive entered into an Employment Agreement dated January 18, 2001 (the “Employment Agreement”) and a First Amendment thereto dated May 23, 2006 (the “First Amendment”); and

WHEREAS, the Companies and the Executive desire to amend the Employment Agreement as herein set forth;

NOW, THEREFORE, in consideration of the foregoing recitals and the agreements of the parties contained in this document, the Companies and the Executive agree as follows:

1. Paragraph 2 of the Employment Agreement hereby is amended in its entirety so as to read as follows:

“2. Term of Employment. The employment of the Executive under this agreement shall begin on the date of this agreement and shall continue until the first to occur of (a) the Executive’s death, (b) the effective date of the Executive’s voluntary resignation as an employee of the Companies, (c) the effective date of the termination of the Executive’s employment by the Companies by reason of the Executive’s disability pursuant to Paragraph 10(b) of this agreement, (d) the effective date of the termination of the Executive’s employment by the Companies for cause pursuant to Paragraph 10(c) of this agreement, (e) the effective date of the termination of the Executive’s employment by the Companies for any reason other than cause or the Executive’s death or disability pursuant to Paragraph 10(d) or Paragraph 10(e) of this agreement, or (f) the effective date of the termination of the Executive’s employment pursuant to Paragraph 10(f) of this agreement. Upon the termination of the employment of the Executive under this agreement, the applicable provisions of Paragraph 10 of this agreement shall become effective; and the Companies and the Executive thereupon and thereafter shall comply with the applicable provisions of Paragraph 10 of this agreement.”

2. Paragraph 15 of the Employment Agreement hereby is amended in its entirety so as to read as follows:

“15. Change of Control. For purposes of this agreement, a “Change of Control” shall be deemed to have occurred upon the happening of any of the following events:

(a)	CSGS is merged or consolidated into another corporation, and immediately after such merger or consolidation becomes effective the holders of a majority of the outstanding shares of voting capital stock of CSGS immediately prior to the effectiveness of such merger or consolidation do not own (directly or indirectly) a majority of the outstanding shares of voting capital stock of the surviving or resulting corporation in such merger or consolidation;

(b)	any person, entity, or group of persons within the meaning of Sections 13(d) or 14(d) of the Securities Exchange Act of 1934 (the “1934 Act”) and the rules promulgated thereunder becomes the beneficial owner (within the meaning of Rule 13d-3 under the 1934 Act) of thirty percent (30%) or more of the outstanding voting capital stock of CSGS;

(c)	the Common Stock of CSGS ceases to be publicly traded because of an issuer tender offer or other “going private” transaction (other than a transaction sponsored by the then current management of CSGS);

(d)	CSGS dissolves or sells or otherwise disposes of all or substantially all of its property and assets (other than to an entity or group of entities which is then under common majority ownership (directly or indirectly) with CSGS);

(e)

in one or more substantially concurrent transactions or in a series of related transactions, CSGS directly or indirectly disposes of a portion or portions of its business operations (collectively, the “Sold Business”) other than by ceasing to conduct the Sold Business without its being acquired by a third party (regardless of the entity or entities through which CSGS conducted the Sold Business and regardless of whether such disposition is accomplished through a sale of assets, the transfer of ownership of an entity or entities, a merger, or in some other manner) and either (i) the fair market value of the consideration received or to be received by CSGS for the Sold Business is equal to at least fifty percent (50%) of the market value of the outstanding Common Stock of CSGS determined by multiplying the average of the closing prices for the Common Stock of CSGS on the thirty (30) trading days immediately preceding the date of the first public announcement of the proposed disposition of the Sold Business by the average of the numbers of outstanding shares of Common Stock on such thirty (30) trading days or (ii) the revenues of the Sold Business during the most recent four (4) calendar quarters ended prior to the first public announcement of the proposed disposition of the Sold Business represented fifty percent (50%) or more of the total consolidated revenues of CSGS during such four (4) calendar quarters; or

(f)	during any period of two consecutive years or less, individuals who at the beginning of such period constituted the Board of Directors of CSGS cease, for any reason, to constitute at least a majority of the Board of Directors of CSGS, unless the election or nomination for election of each new director of CSGS who took office during such period was approved by a vote of at least seventy-five percent (75%) of the directors of CSGS still in office at the time of such election or nomination for election who were directors of CSGS at the beginning of such period.”

3. Upon the execution of this Second Amendment to Employment Agreement, any subsequent reference to the Employment Agreement shall mean the Employment Agreement as amended by the First Amendment and by this Second Amendment to Employment Agreement. As amended by the First Amendment and by this Second Amendment to Employment Agreement, the Employment Agreement shall remain in full force and effect according to its terms.

IN WITNESS WHEREOF, each of the parties has caused this Second Amendment to Employment Agreement to be executed as of the date first set forth above.

CSG SYSTEMS INTERNATIONAL, INC.,
a Delaware corporation

By:	/s/ EDWARD C. NAFUS
Edward C. Nafus, President
and Chief Executive Officer

CSG SYSTEMS, INC., a Delaware corporation

By:	/s/ EDWARD C. NAFUS
Edward C. Nafus, President
and Chief Executive Officer

/s/ PETER E. KALAN
Peter E. Kalan

3